Exhibit 2.1

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/06/1999
991326548 – 2791315

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

1-800-AUTOTOW, INC.

1-800-AUTOTOW, INC., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows;

1.       The name of the Corporation is 1-800-AutoTow, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 2, 1997.

2.       Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

3.       The terms and provisions of this Amended and Restated Certificate of Incorporation have been duly approved by written consent of the required number of Shares of outstanding common stock and Series A Preferred Stock of the Corporation pursuant to Section 228 of the Delaware General Corporation Law and by the Board of Directors of the Corporation.

The Corporation’s Certificate of Incorporation is hereby Amended and Restated as follows:

FIRST: The name of the Corporation is 1-800-AutoTow, Inc,

SECOND: The address of the Corporation’s registered office in the Slate of Delaware is 1209 Orange Street. Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at the address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted are: to engage in the formation, acquisition, financing and operation of the vehicle towing, transportation and recovery services, and related activities, and to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the Sate of Delaware.

FOURTH: The Corporation is authorized to issue two classes of stock, designated Common Stock and Preferred Stock, respectively, The maximum number of shares of Common Stock that this Corporation shall be authorized to issue and have outstanding at any one time shall be 75,000,000, par value $.001 per share. The maximum number of shares of Preferred Stock that this Corporation shall be authorized to issue and have outstanding at any one time shall be 5,000,000, par value $.001 per share. Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights. including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

Pursuant to the authority granted to, and vested in, the Board of Directors herein, the Board of Directors of the Corporation has adopted a resolution creating a series of preferred stock entitled Series A Convertible Preferred Stock as follows:

RESOLVED 100,000 shares of the authorized Preferred Stock of the Corporation, par value $.001, shall be designated “Series A Convertible Preferred Stock” (hereinafter referred to as “Series A Preferred Stock”). The rights, preferences, privileges, restrictions and other matters relating to the shares of Series A Preferred Stock are as follows:

1.       Dividends.

The Series A Preferred Stock shall have an annual dividend rate of 7% per annum until July 21, 1999 after which time any unconverted Series A Preferred Stock shall have a dividend rate of 12% per annum. Dividends shall be paid quarterly, in cash, or at the sole discretion of the Board of Directors in shares of the Corporation’s $.001 par value common stock (the “Common Stock”). Dividends paid in Common Stock shall be paid based on the average closing price of the Corporation’s Common Stock traded over the counter or on Nasdaq or any other national exchange for the ten trading days immediately prior to July 21, October 31, January 21 and April 21 of each year during which Series A Preferred Stock is issued and outstanding.

2.     Liquidation Preference.

(a)       In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, all accrued but unpaid dividends on their respective shares of Series A Preferred Stock then held by them and no more (the “Series A Preferred Liquidation Preference”), if upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the shares then held by them.

(b)       A consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall be deemed a liquidation, dissolution or winding up within the meaning of this Section if more than fifty percent (50%) of the surviving entity is not owned by persons who were holders of capital stock or securities convertible into capital stock of the Corporation immediately prior to such merger, consolidation or sale. In such event, the Series A Preferred Liquidation Preference may be paid in cash or securities of any entity surviving such liquidation event.

3.     No Voting Rights. The holder of each share of the Series A Preferred Stock shall not be entitled to vote for any matter brought before the holders of the Corporation’s Common Stock.

4.     Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)       Right to Convert.

(i)      Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into the Corporation’s Common Stock during the period commencing on the date on which a Registration Statement is declared effective by the Securities and Exchange Commission regarding the Common Stock underlying the Series A Preferred Stock until July 20, 2001 (the “Expiration Date”), The number of shares of Common Stock into which one share of Series A Preferred will be converted will be equal to $60.00 (the “Series A Original Purchase Price”) divided by the Series A Conversion Price (as hereinafter defined) then in effect, such conversion ratio being referred to as the “Series A Conversion Rate.” The initial Series A Conversion Price will be $3.00 and will be subject to adjustment as provided herein. Upon any decrease or increase of the Series A Conversion Price or the Series A Conversion Rate as described in this Section 4, the Series A Conversion Rate or Series A Conversion Price, as the case may be will be increased or decreased appropriately.

(ii)       Fractional Shares Upon Conversion. No fractional shares of Common Stock will be issued upon conversion of Series A Preferred Stock, and any fractional shares that otherwise would result from conversion by a holder of all of such holder’s shares of Series A Preferred Stock (in the aggregate) will be redeemed by payment in an amount equal to such fraction of the then effective Series A Conversion Price as promptly as funds legally are available therefor.

(b)       Mechanics of Conversion. Any holder of Series A Preferred stock wishing to convert shares of Series A Preferred Stock into Common Stock pursuant to Section 4(a)(i) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock and will give the Corporation written notice stating the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. Any conversion pursuant to Section 4(a)(i) shall be deemed to be effective for all purposes upon receipt by the Corporation or a transfer agent for the Series A Preferred Stock of such certificates, duly endorsed, and such written notice and shall be deemed to have been made immediately prior to the close of business on the date thereof. As soon as practicable after the effectiveness of any conversion of Series A Preferred Stock and receipt by the Corporation or the appropriate transfer agent of certificates representing such Series A Preferred Stock, duly endorsed, together with written notice stating the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued, the Corporation shall cause to be issued and delivered pursuant to the written instructions of the holder of the converted Series A Preferred Stock certificates representing the Common Stock into with such Series A Preferred Stock has been converted; provided, however, that the Corporation shall not he required to issue certificates for Common Stock in any name other than that of the holder in the absence of assurances reasonably satisfactory to the Corporation that all stamp and other transfer taxes relating to the transfer of such securities have been or will be paid. Notwithstanding any issuance or lack thereof of certificates representing Common Stock, from and after the effectiveness of any conversion of Series A Preferred Stock, the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated by the Corporation for all purposes as the record holders of the Common Stock obtainable upon such conversion and shall cease to have any other rights of holders of Series A Preferred Stock.

(c)       Adjustment of Series A Conversion Price. If at any time prior to the Expiration Date or the conversion of the Series A Preferred Stock; the Corporation increases or decreases the number of its issued and outstanding shares of Common Stock, or changes in any way the rights and privileges of such shares of Common Stock, by means of (i) the payment of a share dividend or the making of any other distribution on such shares of Common Stock payable in its shares of Common Stock, (ii) a split or subdivision of shares of Common Stock, or (iii) a consolidation or combination of shares of Common Stock, then the Series A Conversion Price in effect at the time of such action and the Series A Conversion Rate at that time shall be proportionately adjusted so that the numbers, rights and privileges relating to the Common Stock then purchasable upon the conversion of the Series A Preferred Stock shall be increased, decreased or changed in like manner, for the same aggregate price, as if the Common Stock purchasable upon the conversion of the Series A Preferred Stock immediately prior to the event had been issued, outstanding, fully paid and nonassessable at the time of that event. Any dividend paid or distributed on the shares of Common Stock in shares of any other class of shares of the Corporation or securities convertible into shares of Common Stock shall be treated as a dividend paid in shares of Common Stock to the extent shares of Common Stock are issuable on the payment or conversion thereof.

In the event, prior to the Expiration Date or the exercise of the Series A Preferred Stock, the Corporation shall be recapitalized by reclassifying its outstanding shares of Common Stock into shares with a different par value, or by changing its outstanding shares of Common Stock to shares without par value or in the event of any other material change of the capital structure of the Corporation or of any successor corporation by reason of any reclassification, recapitalization or conveyance, prompt, proportionate, equitable, lawful and adequate provision shall be made whereby any registered owner of the Series A Preferred Stock shall thereafter have the right to purchase, in lieu of the Common Stock purchasable on the conversion of any Series A Preferred Stock, such securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock purchasable on conversion of the Series A Preferred Stock had such reclassification, recapitalization or conveyance not taken place; and in any such event, the rights of any registered owner of the Series A Preferred stock to any number of shares of Common Stock purchasable on conversion of such Series A Preferred Stock, as set forth above, shall continue and be preserved in respect of any stock, securities or assets which the registered owner becomes entitled to purchase.

No adjustment of the Series A Conversion Price or Series A Conversion Rate shall be made as a result of or in connection with (i) the issuance of shares of Common Stock of the Corporation pursuant to options, warrants, employee stock ownership plans and share purchase agreements outstanding or in effect on the date hereof or the Placement Agent Warrants or options that may be issued in accordance with the terms of the Corporation’s Confidential Private Placement Memorandum dated July 21, 1998, (ii) the establishment of additional option plans of the Corporation, the modification, renewal or extension of any plan now in effect or hereafter created, or the issuance of shares of Common Stock on exercise of any options pursuant to such plans, and (iii) the issuance of shares of Common Stock in connection with the compensation arrangements for officers, employees or agents of the Corporation or any subsidiary, and the like.

(d)       No Impairment. The Corporation, whether by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights pursuant to this Section 4 of the holders of Series A Preferred Stock against impairment.

(e)       Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, payable in additional shares of Common Stock or other securities or rights or any right to subscribe for or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation will deliver to each holder of Series A Preferred Stock at least thirty days’ prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right. Any notices required by the provisions of this subsection will be deemed given when deposited in the United States mail, postage prepaid, directed to the address of a holder of shares of Series A Preferred Stock as it appears on the records of the Corporation. Without limiting the obligation of the Corporation to provide notice to the holders of shares of Series A Preferred Stock under this subsection, the failure of the Corporation to give such notice shall not invalidate the corporate action.

(f)       Reservation of Stock Issuable Upon Conversion. The Corporation at all times will reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock. In addition to such other remedies as may be available to the holders of Series A Preferred Stock for such failure, the Corporation will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

FIFTH: The Board of Directors is authorized to make, alter or repeal the By- Laws of the Corporation, except that any by-law adopted by the stockholders may be altered or repealed only by the stockholders if such by-law specifically so provides.

SIXTH: Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock of the Corporation.

SEVENTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-Laws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by ballot, unless and to the extent that the By-Laws so provide.

EIGHTH:        (a)         The Corporation shall indemnify and hold harmless, by bylaws, agreement, insurance or otherwise, each officer, director, employee and agent to the fullest extent permitted by law.

(b)         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability; (i) for any breach of the director’s duly of loyally to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law for unlawful payment of dividend, or unlawful stock purchase or redemption, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation law is amended after the filing of the Certificate of Incorporation of which this article is a part, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH:       The Corporation reserves the right to amend, alter or repeat any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

The undersigned has signed this Amended and Restated Certificate of Incorporation on the 5th day of August, 1999.

1-800-AUTOTOW. INC.

By:	/s/ Joe Nagelmann
Joe Nagelmann, President

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “1-800-AUTOTOW, INC.”, CHANGING ITS NAME FROM “I-800-AUTOTOW, INC.” TO “HOME SHOPPING LATINO, INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF OCTOBER, A.D. 2006, AT 5:43 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

2791315 8100 SR# 20184721711	Authentication: 202796075 Date: 05-31-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF 1-800-AUTOTOW, INC.

1-800-AUTOTOW, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Corporation's Certificate of Incorporation (as previously amended), and declaring said amendments to be advisable.

SECOND: That the stockholders of the corporation have duly approved said amendments by the required vote of such stockholders in accordance with the requirements of Sections 222 and 228 of the General Corporation Law of the State of Delaware, by the affirmative vote of a majority of the shares of the outstanding Common Stock entitled to vote thereon in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That, the Certificate of Incorporation of the Corporation shall be hereby amended, without the need of any additional action as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “FIRST”, so that, as amended, said Article shall be and read as follows:

The name of this corporation is HOME SHOPPING LATINO, INC.

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “FOURTH”, so that, as amended, said Article shall be and read as follows:

The aggregate number of shares which this corporation shall have authority to issue is One Hundred Million (100,000,000) shares of $0.001 par value each, which shares shall be designated “Common Stock”; and Ten Million (10,000,000) shares of $0.001 par value each, which shares shall be designated “Preferred Stock” and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes shall fix the number of shares in such series, and the preferences, rights, and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by this Certificate of Incorporation or the General Corporation Law of Delaware.

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:43 PM 10/19/2006
FILED 05:43 PM 10/19/2006
SRV 060963103 - 2791315 FILE

Simultaneously with the Effective Date of OCTOBER 31, 2006 (such Effective Date shall be for accounting purposes only), all issued and outstanding shares of Voting Common Stock (“Existing Common Stock”) shall be and hereby are automatically combined and reclassified as follows: Each One Hundred (100) shares of Existing Common Stock shall be combined and reclassified (the “Reverse Split”) as one (1) share of issued and outstanding Common Stock (“New Common Stock”), provided that there shall be no fractional shares of New Common Stock. In the case of any holder of fewer than One Hundred (100) shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by One Hundred (100), does not result in a whole number (a “Fractional Share Holder”), the fractional share interest of New Common Stock held by such Fractional Share Holders, as a result of the Reverse Split, shall be cancelled and such Fractional Share Holder shall be entitled to receive one additional share of New Common Stock for the fractional share such Fractional Share Holder would otherwise be entitled to as a result of the reverse split.

The Corporation shall provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders to receive New Common Stock.

From and after the effective date, New Common Stock as used in this Article shall mean Common Stock as provided in the Certificate of Incorporation.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment

FIFTH: The corporation is adding Article TENTH to read as follows: Frank Celecia has been appointed Sole Officer and Director. The mailing address for Frank Celecia is 23 Corporate Plaza, Suite 130, Newport Beach, CA 92660.

/s/ Frank Celecia
Name: Frank Celecia
Title: President

State of Delaware Secretary of State Division or Corporations Delivered 01:43 PM 12/22/2008 FILED 01:37 PM 12/22/2008 SRV 081219463 - 2791315 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

HOME SHOPPING LATINO, INC.

HOME SHOPPING LATINO, INC., (the “Corporation”); a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Corporation’s Certificate of Incorporation (as previously amended); and declaring said amendments to be advisable.

SECOND: That the stockholders of the corporation have duly approved said amendments by the required vote of such stockholders in accordance with the requirements of Sections 222 and 228 of the General Corporation Law of the State of Delaware; by the affirmative vote of a majority of the shares of the outstanding Common Stock entitled to vote thereon in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the Certificate of Incorporation of the Corporation shall be hereby amended; without the need of any additional action as follows:

RESOLVED; that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered ’‘FOURTH” so that; as amended; said Article shall be and read as follows:

The aggregate number of shares which this corporation shall have authority to issue is One Hundred Million (100,000,000) shares of $ 0.0001 par value each, which shares shall be designated “Common Stock”; and Ten Million (10,000,000) shares of $0.0001 par value each, which shares shall be designated “A Preferred Stock” and which may be issued in one or more series at the discretion of the Board of Directors. In establishing

“A” series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes shall fix the number of shares in such series, and the preferences, rights, and restrictions thereof. All shares of anyone series shall be alike in every particular except as otherwise provided by this Certificate of Incorporation or the General Corporation Law of Delaware.

Simultaneously with the Effective Date of January 15th, 2009 (such Effective Date shall be for accounting purposes only), all issued and outstanding shares of Voting Common Stock (“Existing Common Stock”) shall be and hereby are automatically combined and reclassified as follows: Each One Hundred and fifty (150) shares of Existing Common Stock shall be combined and reclassified (the “Reverse Split”) as one (1) share of issued and outstanding Common Stock (“New Common Stock”), provided that there shall be no fractional shares of New Common Stock. In the case of any holder of fewer than One Hundred and fifty (150) shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by One Hundred and fifty (150), does not result in a whole number (a “Fractional Share Holder”), the fractional share interest of New Common Stock held by such Fractional Share Holders, as a result of the Reverse Split, shall be cancelled and such Fractional Share Holder shall be entitled to receive one additional share of New Common Stock for the fractional share such Fractional Share Holder would otherwise be entitled to as a result of the reverse split.

The Corporation shall provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock axe hereby cancelled and shall represent only the right of the holders to receive New Common Stock.

From and after the effective date, New Common Stock as used in this Article shall mean Common Stock as provided in the Certificate of Incorporation.

/s/ Frank Celecia
Name: Frank Celecia
Title: Chief Executive
Officer / Secretary

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “HOME SHOPPING LATINO, INC.”, CHANGING ITS NAME FROM “HOME SHOPPING LATINO, INC.” TO “ORGHARVEST, INC.”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF MAY, A.D. 2018, AT 11:30 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

2791315 8100 SR# 20183701097	Authentication: 202699112 Date: 05-15-18
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION (#3)

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware docs hereby certify:

FIRST: That at a meeting of the Board of Directors of “Home Shopping Latino, Inc”, Resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “____________#1 and #4____________” so that, as amended, said Article shall be and read as follows:

1 .The name of the corporation is OrgHarvest, Inc. (hereinafter referred to as the “Corporation”).

Article IV

(1) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 560,000,000 shares, of which 500,000,000 shares, par value S0.0001, shall be of a class designated “common stock”, and 10,000,000 shares, par value $0.0001 per share, shall be of a class designated “preferred stock”.

(2) The common stock of the Corporation shall be subject to the express terms of the preferred stock and any series thereof. Each share of common stock shall have the right to cast one vote for each share for the election of directors and on all other matters upon which stockholders are entitled to vote.

(3) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance from time to time in one or more series of any number of shares of preferred stock, and by filing a certificate pursuant to the Delaware General Corporation Law (the “Preferred Stock Designation”), to establish the number of shares to be included in each series, and to fix the designations, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(A) the designation of the series, which may be by distinguishing number, letter or

(B) the number of shares of the series, which number the Board of Directors may

(C) thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof them outstanding);

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:30 AM 05/14/2018
FILED 11:30 AM 05/14/2018

(D)       the voting rights, if any, of the holders of shares of the series;

(E)       whether shall be cumulative or noncumulative and the dividend rate of the series, and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends;

(F)       dates at which dividends, if any, shall be payable;

(G)       the redemption rights and price or prices, if any, for shares of the series;

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11 day of       May             , 2018                .

/s/ Frank Celecia

By: Authorized Officer

Title: CEO/Chairman

Name: Frank Celecia

State of Delaware Secretary of State Division of Corporations Delivered 04:47 PM 08/09/2018 FILED 04:47 PM 08/09/2018 SR 20186102400 - File Number 2791315

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

                                   ORGHARVEST, INC.                                    , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is OrgHarvest, Inc. .

2.	That a Certificate of Amendment of Certificate of Incorporation

(Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on May 14, 2018                   and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific)

Incorrect number of authorized shares specified. The amount listed incorrectly was 560,000,000 and should have been 510,000,000.

4.	Article IV of the Certificate is corrected to read as follows:

(1) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 510,000,000 shares, of which 500,000,000 shares, par value $0.0001, shall be of a class designated “common stock”, and 10,000,000 shares, par value $0.0001 per share, shall be of a class designated “preferred stock”.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this    9th                     day of August                          , A.D. 2018      .

By:	/s/ Frank Celecia
Authorized Officer
Name:	Frank Celecia
Print or Type
Title:	Chief Executive Officer and Director